Exhibit 5.1

Forbes Hare	Palm Grove House · P.O. Box 4649 Road Town · Tortola · VG1110 British Virgin Islands T: +1 284 494 1890 F: +1 284 494 1316 www.forbeshare.com

Direct:	+1 284 852 1899
Email:	jose.santos@forbeshare.com
Ref:	JST/KJO/4404.001

EXHIBIT 5.1 OPINION TO SEC

Flint Int’l Services, Inc. FH Chambers PO Box 4649 Road Town, Tortola British Virgin Islands

13 May 2011

Dear Sirs

Flint Int’l Services, Inc. (the "Company")

We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto ("Form F-1"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") related to the offering and sale of up to a maximum of 500,000 ordinary shares of US$0.001 par value per share of the Company (the "Shares").  This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1           DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The written resolutions of the board of directors of the Company dated 13 May 2011 (the "Resolutions").

1.2	A registered agent’s certificate dated 13 May 2011, issued by FH Corporate Services Ltd, the Company’s registered agent (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 13 May 2011 including:

1.3.1           the Company’s Certificate of Incorporation; and

1.3.2           the Company’s Memorandum and Articles of Association.

 1.4             the Form F-1.

2           ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate as to the factual statements made therein. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	all signatures, initials and seals are genuine.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3           OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2
The Shares to be offered and sold by the Company as contemplated by the Form F-1 have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Form F-1 and the terms of the underwriting agreement referred to in the Form F-1 and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable.

4           QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2
Under the Act, the register of members of a British Virgin Islands company is by statute regarded as prima facie evidence of any matters which the Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/  Forbes Hare
Forbes Hare